As filed with the Securities and Exchange Commission on June 17, 2022

Registration No. 333-253969

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

E2open Parent Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	86-1874570
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

9600 Great Hills Trail, Suite 300E
Austin, TX 78759
(866) 432-6736
(Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Principal Executive Offices)

Laura Fese
Executive Vice President and General Counsel
E2open Parent Holdings, Inc.
9600 Great Hills Trail, Suite 300E
Austin, Texas 78759
(512) 425-3536
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

From time to time after this Registration Statement become effective

(Approximate Date of Commencement of Proposed Sale to the Public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the securities Act of 1933, other than securities offered only in connection with dividend and interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☒	Accelerated filer☐
Non-accelerated filer☐	Smaller reporting company☐
Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On March 8, 2021, we filed a Registration Statement on Form S-1, which was subsequently amended on March 19, 2021 (File No. 333-253969) with the Securities and Exchange Commission (the “SEC”), declared effective on March 29, 2021, and then subsequently amended by Post-Effective Amendment No. 1 to Form S-1, filed with the SEC on July 6, 2021 and declared effective on July 6, 2021 (as amended and supplemented, the “Registration Statement”). The Registration Statement originally registered the following:

•

the issuance by us of up to 29,079,972 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, including the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants (each as defined under “Frequently Used Terms”); and

•

the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 215,045,300 shares of Class A Common Stock and (ii) up to 15,280,000 Private Placement Warrants and Forward Purchase Warrants.

This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 2”) is being filed by us to convert the registration statement on Form S-1 into a registration statement on Form S-3. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2022

PRELIMINARY PROSPECTUS

173,983,880 Shares of Class A Common Stock

29,079,972 Warrants to Purchase Class A Common Stock

This prospectus relates to: (1) the issuance by us of up to 29,079,972 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, including the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants (each as defined under “Frequently Used Terms”); and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of up to 173,983,880 shares of Class A Common Stock. The shares in this prospectus are less than the shares in the original registration Statement as certain shareholders from the original Registration Statement sold their shares in reliance on the Registration Statement.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. Such prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares securities by the Selling Holders pursuant to this prospectus or of the shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Holders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A Common Stock is listed on The New York Stock Exchange under the symbol “ETWO.” On June 10, 2022, the last reported sale price of our Class A Common Stock on The New York Stock Exchange was $7.76 per share.

Investing in our Class A Common Stock involves a high degree of risk. See the section titled Risk Factors below.

Neither the Securities and Exchange Commission (the “SEC”) nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2022.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
MARKET AND INDUSTRY DATA	ii
TRADEMARKS AND SERVICE MARKS	ii
WHERE YOU CAN FIND MORE INFORMATION	iii
INCORPORATION OF DOCUMENTS BY REFERENCE	iii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iv
FREQUENTLY USED TERMS	vi
PROSPECTUS SUMMARY	1
THE OFFERING	3
RISK FACTORS	5
USE OF PROCEEDS	6
SELLING HOLDERS	7
Certain Relationships and Related Party Transaction	14
DESCRIPTION OF SECURITIES	16
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS	29
PLAN OF DISTRIBUTION	35
LEGAL MATTERS	38
EXPERTS	38

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling holders may, from time to time, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See Where You Can Find More Information.

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under Where You Can Find More Information and Incorporation of Document by Reference.

Unless we otherwise state or the context otherwise indicates, all references in this prospectus to “E2open,” “the Company,” “us,” “our,” or “we” mean E2open Parent Holdings, Inc. and its consolidated subsidiaries

MARKET AND INDUSTRY DATA

Information contained in this prospectus concerning the market and the industry in which the Company competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by the Company based on such sources and the Company’s knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. The industry in which the Company operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled Risk Factors and elsewhere in this prospectus.

TRADEMARKS AND SERVICE MARKS

The Company owns, or has rights to, trademarks, service marks or trade names that it uses in connection with the operation of its business and that the Company considers important to its marketing endeavors, including the E2OPEN,

BluJay, Logistyx, AMBER ROAD and INTTRA marks. This prospectus also contains trademarks of other companies that, to our knowledge, are the property of their respective holders, and we do not intend our use or display of such marks to imply relationships with, or endorsements of us by, any other company.

Solely for legibility, the trademarks, service marks and trade names referred to in this prospectus are used without the ® and ™ symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks and trade names. All trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.e2open.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF DOCUMENTS BY REFERENCE

This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended February 28, 2022, filed with the SEC on April 29, 2022 (File No. 001-39772) (the “Annual Report”);
•	the Annual Report on Form 10-K of CC Neuberger Principal Holdings I for the year ended December 31, 2020, filed with the SEC on May 5, 2021, and as amended on April 19, 2022 (File No. 001-39272);
•	all information in our Definitive Proxy Statement on Schedule 14A filed on May 27, 2022, to the extent incorporated by reference in our Annual report;
•

our Current Reports on Form 8-K, filed with the SEC on September 3, 2021, March 4, 2022, March 24, 2022, April 7, 2022, April 8, 2022, April 27, 2022, April 29, 2022 and June 15, 2022 (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01, if applicable) (File No. 001-39272); and

•

the description of our securities contained in our Amendment No. 1 to our Registration Statement on Form S-4 (Registration No. 333-249953), filed with the SEC on December 14, 2020, as updated by Exhibit 4.3 to our Annual Report.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including prior to the termination of the offering of the common stock or warrants made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

E2open Parent Holdings, Inc.

9600 Great Hills Trail, Suite 300E

Austin, Texas 78759

Attn: Investor Relations

Phone: (866) 432-6736

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the federal securities law. These forward-looking statements give E2open’s current expectations and include projections of results of operations or financial condition or forecasts of future events. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the forgoing, forward-looking statements contained in this document, and any accompanying prospectus supplement and the documents incorporated by reference herein and therein, include our expectations regarding our future growth, operational and financial performance and business prospects and opportunities.

These forward-looking statements are based on information available at the time they were made and management’s then current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside our control and our directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein or therein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

the ability to recognize the anticipated benefits of the BluJay and Logistyx Technologies, LLC (“Logistyx”) acquisitions, which may be affected by, among other things, competition, the integration of these acquisitions with E2open may be more difficult, time-consuming or expensive than anticipated, the ability of the combined company to grow and manage growth profitably, maintain relationships with clients and suppliers and retain its management and key employees;

•	the inability to develop and maintain effective internal controls over financial reporting;
•	the inability to attract new clients or upsell/cross sell existing clients or the failure to renew existing client subscriptions on terms favorable to us;
•	risks associated with our extensive and expanding international operations, including the risks created by geopolitical instability;

•	the inability to develop and market new and enhanced solutions;
•

the failure of the market for cloud-based omni-channel and supply chain management (“SCM”) solutions to develop as quickly as we expect or failure to compete successfully in a fragmented and competitive SCM market;

•	the inability to adequately protect key intellectual property rights or proprietary technology;
•	the diversion of management's attention and consumption of resources as a result of potential acquisitions of other companies;
•

risks associated with our past and prospective acquisitions (including the BluJay and Logistyx acquisitions), including the failure to successfully integrate operations, personnel, systems, technologies and products of the acquired companies, adverse tax consequences of acquisitions, greater than expected liabilities of the acquired companies and charges to earnings from acquisitions;

•	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flow;
•	cyber-attacks and security vulnerabilities.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated.

v

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“BluJay” means BluJay TopCo Limited, a private limited liability company registered in England and Wales which owns BluJay Solutions, a cloud-based logistics execution platform company.

“BluJay Sellers” means BluJay and its subsidiaries.

“Board” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination PIPE Investment” means the private placement pursuant to which Business Combination PIPE Investors purchased an aggregate of 69,500,000 shares of Class A Common Stock in exchange for an aggregate amount of $695,000,000, on the terms and conditions set forth in the Business Combination Subscription Agreements.

“Business Combination PIPE Investors” means the investors that have signed Business Combination Subscription Agreements.

“Business Combination Subscription Agreements” means those certain subscription agreements entered into by and among CCNB1 on the one hand, and the Business Combination PIPE Investors, on the other hand, in connection with the Business Combination PIPE Investment.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.0001 per share.

“Class B common stock” means, collectively, the Series B-1 common stock and the Series B-2 common stock.

“Class V Common Stock” means the Class V Common Stock of the Company, par value $0.0001 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means common units representing limited liability company interests of E2open Holdings, which are non-voting, economic interests in E2open Holdings.

“Company” means E2open Parent Holdings, Inc.

“DGCL” means the Delaware General Corporation Law, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FATCA” means the Foreign Account Tax Compliance Act.

“Forward Purchase” means the purchase of the Forward Purchase Securities contemplated by the Forward Purchase Agreement.

“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of April 28, 2020, by and between CCNB1 and Neuberger Berman Opportunistic Capital Solutions Master Fund LP.

“Forward Purchase Securities” means, collectively, the Forward Purchase Shares and Forward Purchase Warrants.

“Forward Purchase Shares” means 20,000,000 Class A ordinary shares purchased pursuant to the Forward Purchase Agreement.

“Forward Purchase Warrants” means 5,000,000 redeemable warrants purchased pursuant to the Forward Purchase Agreement.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of February 4, 2021, by and among the Company, the Sponsor, certain Company Equityholders (as defined therein), equityholders of certain sellers, and certain other parties.

“NYSE” means The New York Stock Exchange.

“Private Placement” means the private placement by CCNB1 of 10,280,000 Private Placement Warrants to the Sponsor simultaneously with the closing of the IPO of CCNB1.

“Private Placement Warrants” means 10,280,000 warrants to purchase Class A ordinary shares sold to the Sponsor simultaneously with the closing of the IPO of CCNB1in a private placement at a price of $1.00 per warrant, which automatically became redeemable warrants to acquire shares of Class A Common Stock in connection with the Business Combination.

“Public Shareholders” means the holders of the Public Shares or Public Warrants that were sold in the IPO of CCNB1.

“Public Shares” means CCNB1’s Class A ordinary shares sold in the IPO of CCNB1 (whether they were purchased in the IPO or thereafter in the open market).

“Public Warrants” means the warrants to purchase Class A ordinary shares sold in the IPO of CCNB1, which automatically became redeemable warrants to acquire shares of Class A Common Stock in connection with the Business Combination.

“Rule 144” means Rule 144 under the Securities Act.

“SaaS” means software-as-a-service or a software distribution model in which E2open hosts applications for clients and makes these applications available to clients via the internet/cloud technology.

“SCM” means omni-channel and supply chain management.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B-1 common stock” means the Series B-1 common stock of the Company, par value $0.0001 per share, which vested on June 8, 2021.

“Series B-2 common stock” means the Series B-2 common stock of the Company, par value $0.0001 per share.

“Series 1 RCU” means a Restricted Common Unit that vested on June 8, 2021.

“Series 2 RCU” means a Restricted Common Unit that will vest upon the occurrence of a Series 2 Vesting Event, with the rights and privileges as set forth in the Third Amended and Restated Limited Liability Company Agreement.

“Series 2 Vesting Event” with respect to each Series 2 RCU, (a) the occurrence of a VWAP 2 Vesting Event, (b) the occurrence of a change of control of the Company or E2open Holdings in which the acquirer is not a Flow-Through Seller or an affiliate thereof, or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $15.00 per Common Unit (taking into account the conversion of each Restricted Common Unit to a Common Unit); provided, however, that the reference to $15.00 shall be decreased by the aggregate per share amount of dividends actually paid in respect of a share of Class A Common Stock following the closing.

“SKU” means a functional application that may be used as a standalone or with other functional/SKUs, each of which belongs to only one product family, and each product family has between four and ten SKUs.

“Tax Receivable Agreement” means the Tax Receivable Agreement entered into on February 4, 2021, between the Company and certain sellers.

“Third Amended and Restated Limited Liability Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement of E2open Holdings, which became effective at the closing of the Business Combination on February 4, 2021.

“Total Addressable Market” or “TAM” means the estimated potential market size for supply chain management software in North America and Europe, E2open’s core geographies. The TAM was estimated on a bottoms-up basis by segmenting companies into industry use intensity categories: “high” (including high-tech, aerospace, and automotive industries), “medium” (including consumer packaged goods, food & beverage, manufacturing, retail, logistics, and chemicals industries), and “low” (including oil and gas and basic materials). Companies were also categorized into size buckets based on revenue to assess the potential recurring revenue opportunity. The estimated addressable market for each group of companies reflects the product of (a) the estimated number of companies for each segment and (b) the potential recurring revenue per company. The TAM reflects the sum of all groups of companies plus an aggregate estimate for industries with lower penetration (e.g., agriculture) as well as professional services and other spend.

“upsell” means transactions in which a client purchases more of an existing SKU that is already currently utilized by that client, which is generally from expansion of the product into different geographic regions or divisions of the client, but may also arise from the adoption and organic growth in that account or pricing increases.

“Whitespace” means the portion of the TAM that does not use a third-party SCM software and is estimated to be largely comprised of manual solutions completed by employees that involve little-to-no automation (e.g., spreadsheets) and home-grown solutions that are typically tailored software or add-on solutions developed in-house by IT resources and are not commercially available.

“Warrants” means the Public Warrants, Private Placement Warrants and Forward Purchase Warrants.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should read this entire prospectus and the information incorporated by reference herein carefully, including the matters discussed under the sections titled “Cautionary Note Regarding Forward Looking Statements,” “Risk Factors” and our consolidated financial statements and related notes, which are incorporated by reference herein.

The Company

We are a leading provider of cloud-based, end-to-end SCM software. Our platform spans many key strategic and operational areas including omni-channel operations, demand sensing, supply planning, global trade management, transportation and logistics and manufacturing and supply management. We generate revenue from the sale of software subscriptions and professional services. Our software combines networks, data and applications to provide a deeply embedded, mission-critical platform that allows clients to optimize their channels and supply chains by accelerating growth, reducing costs, increasing visibility and driving improved resiliency. Given the mission-critical nature of our solutions, we maintain long-term relationships with our clients, which is reflected by our high gross retention and average client tenure. In aggregate, we serve approximately 6,000 clients in all major countries in the world across a wide range of end-markets, including consumer goods, food and beverage, manufacturing, retail, technology and transportation, among others. Our large enterprise clients represent approximately 600 of our clients and are those who, when aggregated to their parent company, produce annual revenue greater than $1 billion. Additionally, these large enterprise clients generate $50,000 or more of our annual subscriptions revenue.

We operate in what we believe is an attractive industry with strong secular tailwinds and a TAM of more than $54 billion. This TAM is comprised of significant whitespace, which we estimate to be in excess of $1 billion just within our current client base. This upsell opportunity within our existing client base is largely driven by their current technology solution which is often a combination of legacy point solutions and home-grown applications, many of which are tied together with manual processes and spreadsheets. As manufacturing has evolved from brands owning the full production lifecycle to orchestrating disparate manufacturing, distribution and selling processes, supply chains have grown more complex, increasing demand for software solutions like ours and the need to modernize the existing technology landscape with cloud-based modern solutions. We believe our fully cloud-based, end-to-end software platform offers a differentiated and more connected solution for clients that gives them better value as compared to solutions offered by some of our competitors.

Background

CC Neuberger Principal Holdings I (“CCNB1”) was a blank check company incorporated on January 14, 2020 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

CCNB1 became a public company on April 28, 2020 through an initial public offering (“IPO”). On February 4, 2021, CCNB1 and E2open Holdings, LLC, and its operating subsidiaries (“E2open Holdings”), completed the Business Combination contemplated by the definitive Business Combination Agreement entered into on October 14, 2020 (“Business Combination Agreement”). In connection with the Business Combination, CCNB1: (i) changed its name to “E2open Parent Holdings, Inc.”, (ii) changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (“Domestication”), and (iii) changed the New York Stock Exchange ticker symbols for its Class A Common Stock and warrants to “ETWO” and “ETWO WT,” respectively. Immediately following the Domestication, various entities merged with and into the Company, with the Company as the surviving company. Additionally, E2open Holdings became a subsidiary of the Company with the equity interests of E2open Holdings held by the Company and existing owners of E2open Holdings.

Corporate Information

E2open Parent Holdings, Inc. is a Delaware corporation. Our principal executive offices are located at 9600 Great Hills Trail, Suite 300E, Austin, Texas 78759, and our telephone number at that address is (866) 432-6736. Our website is located at www.e2open.com. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making an investment decision.

Unless the context indicates otherwise, references to “the Company,” “we,” “us” and “our” refer to E2open Parent Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination. “CCNB1” refers to CC Neuberger Principal Holdings I prior to the Business Combination. “E2open Holdings” refers to E2open Holdings, LLC and its subsidiaries prior to the Business Combination.

THE OFFERING

We are registering the issuance by us of up to 29,079,972 shares of our Class A Common Stock that may be issued upon exercise of the Warrants to purchase Class A Common Stock, including the Public Warrants, the Private Placement Warrants and the Forward Purchase Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 173,983,880 shares of Class A Common Stock and (ii) up to 15,280,000 Private Placement Warrants and Forward Purchase Warrants.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under Risk Factors below.

Shares of Class A Common Stock Offered Hereunder
Shares of our Class A Common Stock to be issued upon exercise of all Public Warrants, Private Placement Warrants and Forward Purchase Warrants	29,079,972 shares
Use of Proceeds

We will receive up to an aggregate of approximately $334.4 million from the exercise of all Public Warrants, Private Placement Warrants and Forward Purchase Warrants assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes, which may include acquisitions, strategic investments, or repayment of outstanding indebtedness.

We will not receive any proceeds from the sale of the Class A Common Stock to be offered by the Selling holders. See the section titled Use of Proceeds appearing elsewhere in this prospectus for more information.

Resale of Class A Common Stock and Warrants

Shares of Class A Common Stock offered by the Selling Holders (including outstanding shares of Class A Common Stock, 10,280,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, 5,000,000 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants, 3,372,184 shares of Class A Common Stock issuable upon conversion of shares of Series B-2 Common Stock and 33,535,839 shares of Class A Common Stock issuable upon exchange of the Common Units and the surrender and cancellation of a corresponding number of shares of Class V Common Stock).

173,983,880 shares
Warrants offered by the Selling Holders (includes 10,280,000 Private Placement Warrants and 5,000,000 Forward Purchase Warrants)	15,280,000 warrants

Exercise Price	$11.50 per share, subject to adjustment as described herein
Redemption	The Warrants are redeemable in certain circumstances. See Description of Company Securities — Warrants — Public Shareholders’ and Forward Purchase Warrants for further discussion.
Use of Proceeds

We will not receive any proceeds from the sale of the Class A Common Stock and Warrants to be offered by the Selling Holders. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

NYSE Ticker Symbols	Class A Common Stock: “ETWO” Warrants: “ETWO WT”

There are 301,533,798 shares of Class A Common Stock outstanding as of June 10, 2022. The number of issued and outstanding shares of Class A Common Stock is provided as of June 10, 2022 and does not include (a) shares of Class A Common Stock available for future issuance under the Equity Incentive Plan, (b) shares of Class A Common Stock issuable upon exercise of the warrants, (c) 33,535,839 shares of Class A Common Stock issuable upon the exchange of Common Units, (d) 3,372,184 shares of Class A Common Stock that may be issued upon the conversion of shares of Series B-2 Common Stock, (e) shares of Class A Common Stock issuable upon the conversion of Series 2 Restricted Common Units (“RCUs” and Series 2 RCUs) or (f) 33,535,839 shares of Class V Common Stock held by the Company in treasury.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed herein under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks under Item 1A of Part I incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additionally, the risks and uncertainties incorporated by reference in this prospectus, or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS

All of the shares of Class A Common Stock and the Warrants (including shares of Class A Common Stock underlying such Warrants) offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $334.4 million from the exercise of all Public Warrants, Private Placement Warrants and Forward Purchase Warrants, assuming the exercise in full of all such warrants for cash.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include acquisitions, strategic investments or repayment of outstanding indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

With respect to the registration of shares of our shares of Class A Common Stock and Warrants offered by the Selling Holders pursuant to this prospectus, the Selling Holders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares of Class A Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, and fees of our counsel and our independent registered public accountants.

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to 173,983,880 shares of Class A Common Stock (including (a) 10,280,000 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, (b) 5,000,000 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants, (c) 3,372,184 shares of Class A Common Stock that may be issued upon the conversion of shares of Series B-2 Common Stock, and (d) 33,535,839 shares issuable upon the exchange of Common Units of E2open Holdings (including Common Units issuable upon conversion of the Series 2 RCUs) and the surrender and cancellation of an equal number of shares of Class V Common Stock, and warrants to purchase up to 15,280,000 shares of Class A Common Stock (consisting of the Private Placement Warrants and the Forward Purchase Warrants). The Selling Holders may from time to time offer and sell any or all of the Class A Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement.

When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock or Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock or Warrants.

The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Class A Common Stock and Warrants beneficially owned prior to the offering, the aggregate number of shares of Class A Common Stock and warrants that the Selling Holders may offer pursuant to this prospectus, and the number of shares of Class A Common Stock and warrants beneficially owned by, and percentage ownership of, the Selling Holders after the sale of the securities offered hereby. We have based percentage ownership following the offering on 301,533,798 shares of Class A Common Stock, 33,535,839 shares of Class V Common Stock, and 15,280,000 Warrants, in each case outstanding as of June 10, 2022, and have assumed that each Selling Holder will sell all shares of Common Stock and Warrants offered pursuant to this prospectus. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Holder’s Warrants (if any) and/or exchange of such Selling Holder’s Common Units (if any) and did not assume the exercise or exchange of any other Selling Holder’s Warrants or Common Units, respectively. With respect to each Selling Holder who holds shares of Series B-2 Common Stock or Series 2 RCUs, the beneficial ownership of shares of Class A Common Stock reported below assumes the vesting of such shares or RCUs, as applicable, and settlement in, in the case of the shares of Series B-2 Common Stock, shares of Class A Common Stock, or in respect of the RCUs, Common Units (which are assumed to have been exchanged for shares of Class A Common Stock pursuant to the immediately foregoing sentence).

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock or Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o E2open, LLC, 9600 Great Hills Trail, Suite 300E, Austin, Texas 78759.

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling Holder	Shares of Class A Common Stock (1)	Warrants (2)	Shares of Class A Common Stock (1)	Warrants (2)	Shares of Class A Common Stock (1)%		Warrants (2)%
CC Neuberger Principal Holdings I Sponsor LLC (3)	25,530,000	10,280,000	25,530,000	10,280,000	—	—	—	—
CC NB Sponsor 1 Holdings LLC (4)	9,500,000	—	950,000	—	—	—	—	—
Affiliates of Neuberger Berman Group LLC (5)	36,484,486	5,000,000	34,031,655	5,000,000	2,452,831	*	—	—
Affiliates of Insight Venture Management, LLC (6)	52,725,548	—	52,725,548	—	—	—	—	—
Affiliates of Elliott Investment Management L.P. (7)	17,846,787	—	16,346,787	—	150,000	*	—	—
Affiliates of Altai Capital Management, L.P. (8)	5,598,563	3,039,731	3,447,367	—	2,151,196	*	3,039,731	19.9
Arcadia Sonar Investors LP (9)	750,000	—	750,000	—	—	—	—	—
Baron Small Cap Fund (10)	5,000,000	—	3,000,000	—	2,000,000	*	—	—
Chotin Family Holdings, LLC (11)	250,000	—	250,000	—	—	—	—	—
Affiliates of Eminence Capital, LP (12)	15,316,155	—	6,358,198	—	9,196,540	3.0	—	—
Affiliates of Gagnon Securities LLC (13)	1,857,267	—	640,000	—	1,217,267	*	—	—
Henry Beinstein and Phyllis Beinstein JTWROS (14)	10,000	—	10,000	—	—	—	—	—
Hodges LLC, a Series of Virtru PE LLC (15)	500,000	—	500,000	—	—	—	—	—
KG Co-Investment Opportunity Fund LP (16)	1,362,161	—	1,362,161	—	—	—	—	—
The Windacre Partnership Master Fund LP (17)	26,198,792	—	16,250,000	—	9,948,792	3.3	—	—
Affiliates of Performance Equity Management, LLC (18)	3,799,400	—	3,799,400	—	—	—	—	—
Mumford 2014 Investments, LLC (19)	1,159,182	—	1,159,182	—	—	—	—	—
Michael A. Farlekas (20)	2,843,128	—	1,652,891	—	1,190,237	*	—	—
Peter R. Hantman (21)	1,126,834	—	638,123	—	488,711	*	—	—
Jarett J. Janik (22)	796,216	—	246,081	—	550,135	*	—	—
Pawan Joshi (23)	691,549	—	293,990	—	397,559	*	—	—
Deepa L. Kurian (24)	121,415	—	28,614	—	92,801	*	—	—
Laura L. Fese (25)	32,626	—	91,373	—	234,887	*	—	—
Keith W. Abell (26)	89,657	—	50,000	—	39,657	*	—	—
Eva F. Harris (27)	74,657	—	35,000	—	39,657	*	—	—
Timothy I. Maudlin (28)	211,500	—	177,967	—	3,533	*	—	—
Adam Berger (29)	455,504	—	453,564	—	1,940	*	—	—
Betsy Atkins (30)	239,769	—	239,769	—	—	—	—	—
Mark Woodward (31)	272,277	—	272,277	—	—	—	—	—
Olga Grishina (32)	241,706	—	241,706	—	—	—	—	—
Hongliang Dai (33)	120,853	—	120,853	—	—	—	—	—
Joseph Olson (34)	372,961	—	372,961	—	—	—	—	—
Santosh Nanda (35)	332,741	—	332,741	—	—	—	—	—
Additional Selling Securityholders (36)	1,625,672	—	1,625,672	—	—	—	—	—

* Less than 1%

(1)

Represents shares of Class A Common Stock, including the shares of Class A Common Stock (a) that may be issued upon the exercise of Warrants, (b) that may be issued upon the conversion of shares of Series B-2 Common Stock and (c) that may be issued upon the exchange of Common Units (including Common Units issuable upon the conversion of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock.

(2)	Represents the Private Placement Warrants and the Forward Purchase Warrants and does not include Public Warrants, which are not being offered by the Selling Holders in this offering.
(3)

Represents 15,250,000 shares of Class A Common Stock and 10,280,000 Private Placement Warrants exercisable for shares of Class A Common Stock. The Sponsor has a board of two managers, CC NB Sponsor 1 Holdings LLC (“CC”), which is controlled by Chinh E. Chu (a director of the Company), and NBOKS, for which Neuberger Berman Investment Advisers LLC, an indirect subsidiary of Neuberger Berman Group LLC, serves as investment adviser, and, in such capacity, exercises voting or investment power over the shares held directly by NBOKS for which Charles Kantor is a portfolio manager. The securities owned by the Sponsor are beneficially owned, in equal parts, by NBOKS and by CC; each of CC and NBOKS disclaim beneficial ownership of the securities owned by the Sponsor except to the extent of their respective pecuniary interest therein. The principal business address of the Sponsor is 200 Park Avenue, 58th Floor, New York, New York 10166.

(4)

CC is managed by its sole member, CC Capital SP, LP, which is managed by its general partner, CC Capital GP, LLC, which is controlled by its sole member, Chinh E. Chu (a director of the Company). Mr. Chu disclaims beneficial ownership of the securities owned by CC except to the extent of his pecuniary interest therein. Pursuant to the Investor Rights Agreement, CC (on behalf of the Sponsor), has the right to designate up to five members of our Board. Does not include any securities indirectly owned as a result of interest in the Sponsor or its affiliates. Mr. Chu disclaims beneficial ownership of the securities owned by CC except to the extent of his pecuniary interest therein. The principal business address of this Selling Holder is 200 Park Avenue, 58th Floor, New York, New York 10166.

(5)

Represents (a) 736,655 shares of Class A Common Stock held of record by NBOKS Co-Invest Fund I LP (“NBOKS Co-Invest”) and (b) 20,530,000 shares of Class A Common Stock and 5,000,000 Forward Purchase Warrants held of record by NBOKS and (c) 7,625,000 shares of Class A Common Stock and 5,140,000 Warrants exercisable for shares of Class A Common Stock owned on record by the Sponsor over which NBOKS is a co-control person. Neuberger Berman Investment Advisers LLC, an indirect subsidiary of Neuberger Berman Group LLC, serves as investment adviser to each of NBOKS and NBOKS Co-Invest and, in such capacity, exercises voting or investment power over the shares held directly and controlled by NBOKS, for which Charles Kantor is a portfolio manager, and NBOKS Co-Invest. Does not include any securities indirectly owned by this individual as a result of his or her interest in the Sponsor or its affiliates. Mr. Kantor disclaims beneficial ownership of the securities owned by NBOKS Co-Invest and NBOKS except to the extent of his pecuniary interest therein. The business address of each of NBOKS Co-Invest and NBOKS is 1290 Avenue of the Americas, New York, New York 10104.

(6)

Represents (a) 7,524,415 shares of Class A Common Stock, 846,693 shares of Class A Common Stock (previously issued upon conversion of an equal number of shares of Series B-1 Common Stock) and 508,016 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock, in each case, owned of record by Insight Venture Partners (Cayman) IX, L.P., (b) 4,681,293 shares of Class A Common Stock, 526,768 shares of Class A Common Stock (previously issued upon conversion of an equal number of shares of Series B-1 Common Stock) and 316,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock, in each case, owned of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., (c) 4,304,465 shares of Class A Common Stock, 484,365 shares of Class A Common Stock (previously issued upon conversion of an equal number of shares of Series B-1 Common Stock) and, and 290,619 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock, in each case, owned of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., (d) 1,604,446 shares of Class A Common Stock (previously issued upon conversion of an equal number of shares of Series B-1 Common Stock) and, 180,542 shares of Class A Common Stock, and 108,325 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock, in each case, owned of record by Insight Venture Partners (Delaware) IX, L.P., and (e) 31,349,541 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 1,793,653 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock, in each case, owned of record by Insight E2open Aggregator, LLC (such holders of record, collectively, the “Insight Shareholders”). Insight E2open Aggregator, LLC is managed by Insight Venture Partners IX, L.P. The general partner of each of Insight Venture Partners IX, L.P., Insight Venture Partners

(Cayman) IX, L.P. and Insight Venture Partners (Delaware) IX, L.P. is Insight Venture Associates IX, L.P., and the general partner of Insight Venture Associates IX, L.P. is Insight Venture Associates IX, Ltd. The general partner of each of Insight Venture Partners Growth- Buyout Coinvestment Fund (Cayman), L.P. and Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. is Insight Venture Associates Growth-Buyout Coinvestment, L.P., and the general partner of Insight Venture Associates Growth-Buyout Coinvestment, L.P. is Insight Venture Associates Growth-Buyout Coinvestment, Ltd. The sole shareholder of each of Insight Venture Associates IX, Ltd. and Insight Venture Associates Growth-Buyout Coinvestment, Ltd. is Insight Holdings Group, LLC (“Insight Holdings”). Each of Jeffrey Horing, Deven Parekh, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Insight Holdings and may be deemed to hold voting and dispositive power over the shares held of record by the Insight Shareholders. Each of the members of the board of managers of Insight Holdings disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein, and the foregoing is not an admission that any of Insight Venture Partners IX, L.P., Insight Venture Associates IX, L.P., Insight Venture Associates IX, Ltd., Insight Venture Associates Growth-Buyout Coinvestment, L.P., Insight Venture Associates Growth-Buyout Coinvestment, Ltd. or Insight Holdings is the beneficial owner of any shares held by the Insight Shareholders. Pursuant to the Investor Rights Agreement, Insight E2open Aggregator, LLC (on behalf of itself and the other Insight Shareholders), has the right to designate up to three members of the Company’s board of directors. The principal business address of each of the Insight Shareholders is c/o Insight Venture Management, LLC, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.

(7)

Represents (a) 10,265,726 shares of Class A Common Stock and 1,177,026 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock, in each case, owned of record by Sesame Investments LP (“Sesame”), and (b) 4,399,595 shares of Class A Common Stock and 504,440 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock, in each case, owned of record by Helios Associates, LLC (“Helios”). Helios is a wholly owned subsidiary of Elliott Associates, L.P. (“Elliott”) and Sesame is a wholly-owned subsidiary of Elliott International, L.P. (“Elliott International”). Elliott Advisors GP LLC, which is controlled by Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P., which is controlled by Singer, and Elliott Special GP LLC, which is controlled by Singer, are the general partners of Elliott. Hambledon, Inc., which is also controlled by Singer, is the sole general partner of Elliott International. Elliott Investment Management L.P. (“EIM”) is the investment manager of Elliott and Elliott International. EIM, as the investment manager of Elliott and Elliott International may be deemed to beneficially own the shares of Class A Common Stock beneficially held by Helios and Sesame. EIM expressly disclaims equitable ownership of and pecuniary interest in any shares of Class A Common Stock. The principal business address of each of Helios, Sesame, Elliott, Elliott International and EIM is c/o Elliott Investment Management L.P., Phillips Point, East Tower, 777 South Flagler Drive, Suite 1000, West Palm Beach, Florida 33401.

(8)

Represents (a) 1,611,786 shares of Class A Common Stock issued to Altai Capital Osprey LLC (“Osprey”), (b) 165,530 Series 2 RCUs issuable into Common Units issued of record to Altai Capital Eagle LP (“Eagle”), and (c) 1,670,051 shares of Class A Common Stock received by Eagle upon the conversion of underlying Common Units and distributed to various limited partners. Altai Capital Osprey GP, LLC (“Osprey GP”) is the managing member of Osprey. Altai Capital Eagle GP, LLC (“Eagle GP”) is the general partner of Eagle. Altai Capital Management L.P. (“Management L.P.”) is the investment manager for each of Osprey and Eagle. Altai Capital Management, LLC (“Management LLC”) is the general partner of Management L.P. The managing member of Management LLC is Rishi Bajaj (the “Altai Manager”). Management L.P., Management LLC and the Altai Manager may be deemed to beneficially own the securities held by Osprey and Eagle. Management L.P., Management LLC and the Altai Manager each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein. The principal business address of each of Osprey and Eagle is c/o Altai Capital Management L.P., 4675 MacArthur Court, Suite 1500, Newport Beach, CA 92660. In accordance with the limited partner investment vehicles, 1,670,051 shares of Class A Common Stock were distributed by Eagle to various limited partners. The principal business address of each of the limited partners is c/o Altai Capital Management L.P., 4675 MacArthur Court, Suite 1500, Newport Beach, CA 92660.

(9)

The general partner of Arcadia Sonar Investors LP (“Arcadia Investor”) is Arcadia Sonar General Partner LP. Kammy Moalemzadeh is the sole owner of Arcadia Sonar General Partner LP and may be deemed to beneficially own the securities held by Arcadia Investor. Mr. Moalemzadeh disclaims beneficial ownership of such securities held by Arcadia Investor except to the extent of his pecuniary interest therein. The principal business address of Arcadia Investor is c/o Arcadia Investments, 152 West 57th Street, New York, New York 10019.

(10)

Baron Small Cap Fund has represented to us that it is an affiliate of a limited-purpose broker-dealer but that its securities were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such securities. The address of Baron Small Cap Fund is 767 Fifth Avenue, 49th Floor, New York, New York 10153. Mr. Ronald Baron has voting and/or investment control over the shares held by Baron Small Cap Fund. Mr. Baron disclaims beneficial ownership of the shares held by Baron Small Cap Fund.

(11)

Steven B. Chotin has voting or investment control over the securities owned of record by Chotin Family Holdings, LLC (“Chotin Investor”) and may be deemed to beneficially own the securities held by Chotin Investor. Mr. Chotin disclaims beneficial ownership of such securities held by Chotin Investor except to the extent of his pecuniary interest therein. The principal business address of Chotin Investor is 5675 DTC Boulevard, Suite 200, Greenwood Village, Colorado 80111.

(12)

Represents (a) 9,742,950 shares of Class A Common Stock owned of record by Eminence Holdings LLC (“Eminence Holdings”), (b) 2,013,122 shares of Class A Common Stock owned of record by EC Longhorn LLC (together with Eminence Holdings, the “Selling Eminence Entities”), and (c) 3,560,083 shares of Class A Common Stock owned of record by other entities (together with the Selling Eminence Entities, the “Eminence Clients”) Eminence Capital, LP (“Eminence Capital”) serves as the investment adviser to the Eminence Clients. Ricky C. Sandler is the Chief Executive Officer of Eminence Capital. Mr. Sandler and Eminence Capital may be deemed to have shared voting and dispositive power over the shares owned of record by the Eminence Clients. Each of Mr. Sandler and Eminence Capital expressly disclaims beneficial ownership of such securities. The principal business address of each of the Eminence Clients is c/o Eminence Capital, LP, 399 Park Avenue, 25th Floor, New York, New York 10022.

(13)

Represents (a) 840,947 shares of Class A Common Stock owned of record by Gagnon Investment Associates, (b) 135,920 shares of Class A Common Stock owned of record by The Gagnon Family Partnership, (c) 563,412 shares of Class A Common Stock owned of record by Neil Gagnon, (d) 193,092 shares of Class A Common Stock owned of record by Lois Gagnon, (e) 84,040 shares of Class A Common Stock owned of record by The Lois E. and Neil J. Gagnon Foundation, (f) 2,356 shares of Class A Common Stock owned of record by Neil and Lois Gagnon, (g) 32,500 shares owned by The Darwin Partnership and (h) 5,000 shares owned by the Gagnon Securities LLC. Neil Gagnon may be deemed to have shared dispositive or voting power of the securities owned by the other Selling Holders named in this footnote. Mr. Gagnon disclaims beneficial ownership of such securities (other than the securities owned of record by Mr. Gagnon) except to the extent of his pecuniary interest therein. Mr. Gagnon, Lois Gagnon and The Lois E. and Neil J. Gagnon Foundation each have represented to us that he, she or it is an affiliate of a broker-dealer but that his, her or its securities were purchased in the ordinary course of business and that at the time of purchase he, she or it had no agreements or understandings, directly or indirectly, with any person to distribute such securities. The principal business address of each of the foregoing Selling Holders is 1370 Avenue of the Americas, 26th Floor, New York, New York 10019.

(14)

Mr. Beinstein and Ms. Beinstein have represented to us that they are affiliates of a broker-dealer but that their securities were purchased in the ordinary course of business and that at the time of their purchase they had no agreements or understandings, directly or indirectly, with any person to distribute such securities. The principal business address of Mr. Beinstein is c/o Gagnon Securities LLC, 1370 Avenue of the Americas, 26th Floor, New York, New York 10013.

(15)

Hodges LLC, a Series of Virtru PE LLC, a Delaware Series LLC (“Hodges”), is managed by Virtru Investment Partners, Inc. (“Virtru”). Glenn Fuhrman, Amanda Fuhrman, Laura Twersky and Risa Daniels may be deemed to share investment discretion and voting power with respect to the securities owned of record by Hodges. Each of the foregoing individuals disclaims beneficial ownership of such securities. The principal business address of Hodges is 640 Park Avenue, New York, New York 10065.

(16)

KG Funds Management LLC is the investment manager of KG Co-Investment Opportunity Fund LP (“KG Co-Invest”) and KG Funds Managing Member LLC is the general partner of KG Co-Invest. Isaac Kier controls KG Funds Management LLC and may be deemed to have voting and dispositive power with respect to the securities held by KG Co-Invest. Mr. Kier disclaims beneficial ownership of the securities held by KG Co-Invest. The principal business address of KG Co-Invest is 888 Seventh Avenue, 21st Floor, New York, New York 10019.

(17)

The WindAcre Partnership LLC, a Delaware limited liability company, (“WindAcre”) serves as the investment manager of The WindAcre Partnership Master Fund LP (“Master Fund”). Snehal Rajnikant Amin (“Mr. Amin”) is the principal beneficial owner of Windacre and the only beneficial owner holding more than 5%. Mr. Amin disclaims beneficial ownership of the securities owned by the Master Fund except to the extent of his pecuniary interest therein. The registered office address of this Selling Holder is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9000, Cayman Islands.

(18)

Represents (a) 1,102,997 shares of Class A Common Stock, and 76,564 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock, in each case, owned of record by EFFEM Master Fund II Parallel, L.P., (b) 1,067,212 shares of Class A Common Stock and 74,080 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock, in each case, owned of record by EFFEM Master Fund II, L.P., (c) 264,124 shares of Class A Common Stock and 18,334 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock, in each case, owned of record by Performance EFFEM PE Fund II, L.P. (Series 2017), and (d) 1,196,089 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 77,636 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock, in each case, owned of record by Performance Direct Investments III, L.P. (such holders of record, the “PEM Shareholders”). Each of the PEM Shareholders is managed by Performance Equity Management, LLC. Performance Equity Management, LLC is managed by the following partners: Jeffrey Barman, Frank Brenninkmeyer, John Clark, Jon DeKlerk, Marcia Haydel, Jeffrey Reals, S. Lawrence Rusoff and James Tybur. These individuals may be deemed to share beneficial ownership of the securities owned of record by the PEM Shareholders. The business address of each of the persons named in this footnote is c/o Performance Equity Management, LLC, 5 Greenwich Office Park, Third Floor, Greenwich, CT 06831.

(19)

Represents 1,159,182 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 75,241 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock. John B. Mumford is the Managing Member of the Selling Holder and may be deemed to have voting or dispositive power over the securities owned by the Selling Holder. Mr. Mumford disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The principal business address of this Selling Holder is 191 Ramoso Road, Portola Valley, CA 94028.

(20)

Represents 1,652,891 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 160,850 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock. Mr. Farlekas is our Chief Executive Officer and serves on our Board. The aforementioned securities were received as consideration in our Business Combination.

(21)

Represents 25,000 shares of Class A Common Stock received upon the conversion of 25,000 Common Units, 613,123 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 61,923 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock. Mr. Hantman is our Chief Operating Officer. The aforementioned securities were received as consideration in our Business Combination.

(22)

Represents 246,081 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 25,411 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock. Mr. Janik is our former Chief Financial Officer. The aforementioned securities were received as consideration in our Business Combination.

(23)

Represents 259,658 shares of Class A Common Stock and 34,332 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock. Mr. Joshi is our Executive Vice President, Product Management & Strategy.

(24)

Represents 24,852 shares of Class A Common Stock and 3,762 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock. Ms. Kurian is our Chief Accounting Officer.

(25)

Represents 79,428 shares of Class A Common Stock and 11,945 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock. Ms. Fese is our Executive Vice President and General Counsel.

(26)	Represents 50,000 shares of Class A Common Stock. Mr. Abell serves on our Board. Mr. Abell’s principal business address is c/o CC Capital, 200 Park Avenue, 58th Floor, New York, New York 10166.

(27)	Represents 35,000 shares of Class A Common Stock. Ms. Harris serves on our Board. Mr. Harris’ principal business address is c/o CC Capital, 200 Park Avenue, 58th Floor, New York, New York 10166.
(28)

Represents (a) 6,830 shares of Class A Common Stock, (b) 81,137 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 6,376 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock, and (c) 90,000 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units, together with the surrender and cancellation of an equal number of shares of Class V Common Stock, held directly by the Timothy I. Maudlin 2021 Family Trust (the "Maudlin Family Trust") for the benefit of Mr. Maudlin’s children. Mr. Maudlin’s spouse is trustee of the Maudlin Family Trust. Mr. Maudlin disclaims beneficial ownership of the Common Units held by the Maudlin Family Trust except to the extent of his pecuniary interest therein. Mr. Maudlin serves on our Board. The aforementioned Common Units and Restricted Common Units were received as consideration in our Business Combination.

(29)

Represents 398,060 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 55,504 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock. Prior to the Business Combination, Mr. Berger served as the Chairman of the Board of E2open. The aforementioned securities were received as consideration in our Business Combination. Mr. Berger’s principal business address is c/o Insight Venture Management, LLC, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.

(30)

Represents 239,769 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 22,620 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock. Prior to the Business Combination, Ms. Aktins served on the Board of E2open. The aforementioned securities were received as consideration in our Business Combination. Ms. Atkin’s principal business address is c/o Baja Corp, 10 Edgewater Drive, Apt. 10A, Miami, Florida 33133.

(31)

Represents 272,277 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 18,491 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock. The aforementioned securities were received as consideration in our Business Combination. Mr. Woodward’s principal business address is 1425 Newport Avenue, San Jose, California 95125.

(32)

Represents 241,706 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 15,688 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock. The aforementioned securities were received as consideration in our Business Combination. Ms. Grishina’s principal business address is 20533 303rd Avenue SE, Maple Valley, WA 98038.

(33)

Represents 120,853 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units (including 7,844 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and cancellation of an equal number of shares of Class V Common Stock. The aforementioned securities were received as consideration in our Business Combination. Mr. Dai’s principal business address is 5850 Charon Lane, Apt. 307, Madison, Wisconsin 53718.

(34)

Represents 327,960 shares of Class A Common Stock and 45,001 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock. Mr. Olson is a former employee of the Company.

(35)

Represents 295,492 shares of Class A Common Stock and 37,249 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 Common Stock. Mr. Nanda is a former employee of the Company.

(36)

The disclosure with respect to the remaining Selling Holders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A Common Stock. Represents an aggregate of (a) 1,098,007 shares of Class A Common Stock, (b) 162,464 shares of Class A Common Stock issuable upon the conversion of an equal number of shares of Series B-2 Common Stock and (c) 365,201 shares of Class A Common Stock issuable upon the exchange of an equal number of Common Units

(including 29,132 Common Units issuable upon the conversion of an equal number of Series 2 RCUs), together with the surrender and exchange of an equal number of shares of Class V Common Stock.

Certain Relationships and Related Party Transaction

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, including employment, termination of employment and change in control arrangements, which are described where required under Executive Compensation. We believe the terms of the transactions described below were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

CCNB1 Related Party Transactions

Related Party Loans

On January 16, 2020, the Sponsor agreed to loan CCNB1 up to $300,000 to be used for the payment of costs related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the IPO. CCNB1 borrowed approximately $125,000 under the Note. On May 29, 2020, CCNB1 repaid the Note to the Sponsor in full.

In addition, in order to finance transaction costs in connection with a business combination, CCNB1 had certain arrangements with the Sponsor, its affiliates and certain of its officers and directors pursuant to which such affiliates may have, but were not obligated to, loan CCNB1 funds for working capital and similar operational purposes (“Working Capital Loans”). Upon completion of the business combination, CCNB1 would have been required to repay the Working Capital Loans out of the proceeds of the Trust Account released to it. CCNB1 did not have any borrowings under the Working Capital Loans and no such amounts were repaid to the Sponsor or any other affiliate of CCNB1.

Forward Purchase Agreement and Forward Purchase Agreement Side Letter

In connection with the IPO, CCNB1 entered into the Forward Purchase Agreement with Neuberger Berman Opportunistic Capital Solutions Master Fund LP (“NBOKS”), a member of the Sponsor, which provided for the purchase of Forward Purchase Securities in the aggregate amount of $200.0 million in a private placement that closed concurrently with the closing of Business Combination. In connection with the Business Combination Agreement, NBOKS and CCNB1 entered into an agreement whereby NBOKS confirmed the agreement to purchase the $200.0 million Forward Purchase Securities in connection with the Business Combination. The Forward Purchase Securities were only issued in connection with the closing of the Business Combination. The proceeds from the sale of Forward Purchase Securities were part of the consideration payable under the Business Combination Agreement.

Backstop Agreement

Concurrently with the execution of the Business Combination Agreement, CCNB1 entered into the Backstop Agreement with NBOKS, pursuant to which NBOKS agreed to, subject to the availability of capital it committed to all special purpose acquisition companies sponsored by CC Capital and NBOKS on a first come first serve basis, allocate up to an aggregate of $300.0 million to subscribe for shares of Class A Common Stock at $10.00 per share in connection with the Business Combination, which subscription amount would not exceed the number of shares of CCNB1 subject to redemption. Under the Backstop Agreement, CCNB1 and NBOKS made customary representations and warranties for transactions of this type regarding themselves, which terminated upon the closing of the Business Combination. No portion of the Backstop was funded in connection with the closing of the Business Combination.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, CCNB1 entered into a Subscription Agreement with CC Capital, an entity in which Chinh E. Chu, Director of CCNB1 has a controlling interest, pursuant to which CC Capital received 2,450,000 shares of Class A Common Stock at the closing of the Business Combination. In addition, concurrently with the execution of the Business Combination Agreement, CCNB1 entered into Subscription Agreements with NBOKS and NBOKS Co-Invest Fund I LP, entities that Charles Kantor, Director of CCNB1 is the portfolio manager of, pursuant to which NBOKS and NBOKS Co-Invest Fund I, LP collectively received 2,400,000 shares of Class A Common Stock at the closing of the Business Combination.

E2open Related Party Transactions

Put Premium

On July 2, 2019, in connection with the Amber Road acquisition, E2open Holdings paid $5.3 million and $3.0 million to funds affiliated with Insight Partners and another private equity investor in E2open Holdings, respectively. These amounts were paid as a premium in exchange for a right granted by each investor to E2open Holdings to put and sell to such investor equity securities of E2open Holdings with a value equal to the aggregate amount paid by such investor pursuant to a commitment to provide equity financing to E2open, LLC for the Amber Road acquisition. This put right was not exercised by E2open Holdings.

SVB Credit Facility

On July 2, 2019, E2open Holdings incurred $36.6 million in term loans guaranteed by funds affiliated with Insight Partners pursuant to a joinder to such funds’ credit facility with Silicon Valley Bank. This indebtedness was repaid in full upon the closing of the Business Combination.

Maudlin Consulting Agreement

On September 17, 2020, E2open entered into a consulting agreement with Timothy I. Maudlin (the “Maudlin Consulting Agreement”), pursuant to which, upon the successful completion of the Business Combination, Mr. Maudlin was entitled to an equity grant by the Company with a grant date fair value of $75,000. If the Business Combination was not consummated, E2open would have, in lieu of the equity grant, made a one-time cash payment of $40,000 to Mr. Maudlin. Pursuant to the Maudlin Consulting Agreement, Mr. Maudlin was also given an opportunity to make an equity investment of $1.5 million in E2open Holdings, which investment was consummated in exchange for Class A Units of E2open on October 10, 2020. Such grant was made on February 4, 2021 based on a closing stock price of $10.98 resulting in the issuance of 6,830 shares of fully vested Class A Common Stock.

Stock Option Grants to Directors and Executive Officers; Transaction Bonuses

We have granted stock awards to certain of our directors and expect to grant stock options or stock awards to certain of our named executive officers. For more information regarding the stock options and stock awards granted to our directors and named executive officers, see the Definitive Proxy Statement filed with the SEC on May 27, 2022.

Limitation of Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. For more information regarding the limitations of liability and indemnification see the section titled Description of Securities.

DESCRIPTION OF SECURITIES

The description sets forth certain material terms and provisions of the Company’s securities that are registered under Section 12 of the Exchange Act. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by our second amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”). The full text of our Certificate of Incorporation and Bylaws are filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of the rights and preferences of our securities, we urge you to read our Certificate of Incorporation and Bylaws and the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 2,556,747,890 shares, consisting of:

•	1,000,000 shares of Preferred Stock, par value $0.0001 per share;
•	2,500,000,000 shares of Class A Common Stock, par value $0.0001 per share;
•	9,000,000 shares of Series B-1 common stock, par value $0.0001 per share;
•	4,000,000 shares of Series B-2 common stock, par value $0.0001 per share; and
•	42,747,890 shares of Class V Common Stock, par value $0.0001 per share.

Class A Common Stock

As of June 10, 2022, there are 301,533,798 shares of Class A Common Stock outstanding. All shares of Class A Common Stock are fully paid and non-assessable. In connection with the Business Combination, the Class B ordinary shares held by CC Neuberger Principal Holdings I (“Sponsor”) converted into shares of Class A Common Stock of the Company other than 2,500,000 Class B ordinary shares which automatically converted into Series B-1 common stock in accordance with the Sponsor Side Letter Agreement and the Certificate of Incorporation. As of June 8, 2021, the Series B-1 common stock and Series 1 RCUs were no longer reflected as a contingent consideration liability as the 5-day VWAP of our Class A Common Stock exceeded $13.50 per share. This triggering event resulted in the 8,120,367 Series B-1 common stock converting into Class A Common Stock and 4,379,557 Series 1 RCUs becoming 4,379,557 Common Units of E2open Holdings along with entitling the holders of the newly vested Common Units to 4,379,557 shares of Class V Common Stock.

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Common Stock vote together with holders of Class V Common Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive ratably, taken together as a single class, in proportion to the number of shares held by each such stockholder, such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock, then outstanding, if any.

Other rights. The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the Preferred Stock we may issue in the future.

Preferred Stock

No shares of Preferred Stock are currently issued or outstanding. The Certificate of Incorporation authorizes the Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the common stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the common stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock and the Class V Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A Common Stock. At present, we have no plans to issue any Preferred Stock.

Warrants

Public Shareholders’ and Forward Purchase Warrants

Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO or 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. No fractional Warrants will be issued upon separation of the units and only Whole warrants will trade. The Warrants will expire five years after the Business Combination Closing, at 5:00 p.m., New York City time, on February 4, 2026, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue a Class A Common Stock upon exercise of a Warrant unless the Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Warrants. We will use commercially reasonable efforts to cause the same to become effective and maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If our Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to maintain in effect a registration statement covering the Warrants, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash

Once the Warrants become exercisable, we may call the Warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per Warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and
•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third business day before we send to the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws, but only if we require the exercise of the Warrants on a cashless basis.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Class A Common Stock

Commencing ninety days after the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;
•

for a number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A Common Stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and
•

if, and only if, the last sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of Class A Common Stock that a Warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth in the first three paragraphs under the heading Anti-dilution Adjustments below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

Redemption Date Fair Market Value of Class A Common Stock

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A Common Stock shall mean the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366- day year, as applicable. For example, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.298 Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.365 Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Common Stock.

This redemption feature differs from the typical Warrant redemption features used in other offerings by special purpose acquisition companies, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants (other than the Private Placement Warrants) be redeemed when the Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants for Class A Common Stock, instead of cash, for “fair value” without the Warrants having to reach the $18.00 per share threshold set forth above under Redemption of Warrants for Cash. Holders of the Warrants will, in effect, receive a number of shares representing fair value for their Warrants based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a premium in value as compared to the expected trading price that the Warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Warrants, in this case, for Class A Common Stock, and therefore have certainty as to (i) our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Warrants and available to us, and also provides a ceiling to the theoretical value of the Warrants as it locks in the “redemption prices” we would pay to Warrant holders if we chose to redeem Warrants in this manner. While we will effectively be required to pay a “premium” to Warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the Warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the premium to the Warrant holders. In particular, it would allow us to quickly redeem the Warrants for Class A Common Stock, without having to negotiate a redemption price with the Warrant holders, which in some situations, may have allowed us to more quickly and easily close a business combination. And for this right, we are effectively agreeing to pay a premium to the Warrant holders. In addition, the Warrant holders will have the ability to exercise the Warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with a premium (in the form of Class A Common Stock). If we choose to redeem the Warrants when the Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise prices of the Warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants. If we call our Warrants for redemption and our management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding Class A Common Stock is increased by a share capitalization payable in Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of Class A Common Stock equal to the product of (i) the number of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends up to $0.50 per share per annum, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary stock in respect of such event.

If the number of outstanding Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Class A Common Stock.

Whenever the number of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants, 50% of the then outstanding Private Placement Warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Warrants. If upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A Common Stock to be issued to the Warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that CCNB1 agreed that these Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and permitted transferees is because it was not known at the time of issuance whether the Sponsor and its permitted transferees would be affiliated with us following a business combination. Given they remain affiliated with us, their ability to sell our securities in the open market is significantly limited. We have an insider trading policy in place that prohibits insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their Warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders are significantly restricted from selling such securities. As a result, CCNB1 believed that allowing the holders to exercise such Warrants on a cashless basis was appropriate.

Dividends

We have not declared any dividends in the past and the Board will consider whether or not to institute a divided policy in the future. The payment of future dividends on the shares of Class A Common Stock will depend on the financial condition of the Company and the discretion of the Board.

The Company is a holding company with no material assets other than its interest in E2open Holdings. We intend to cause E2open Holdings to make distributions to holders of Common Units in amounts sufficient to cover applicable taxes and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by us.

The Third Amended and Restated Limited Liability Company Agreement provides that pro rata cash distributions be made to holders of Common Units (including the Company) at certain assumed tax rates, which we refer to as “tax distributions.” The Company anticipates that the distributions it will receive from E2open Holdings may, in certain periods, exceed the Company’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Company’s Class A Common Stock. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Common Units, to maintain one-for-one parity between Common Units held by the Company and shares of Class A Common Stock of the Company.

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, Bylaws and DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or Shareholders Meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Board then in office, except that holders of Class V Common Stock or one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Certificate of Incorporation provides that the Board is divided into three classes designated as Class I, Class II and Class III and that the Board determines the number of directors who will serve on the board, subject to the rights set forth in the Investor Rights Agreement, as amended from time to time. Under the Amended and Restated Investor Rights Agreement, subject to certain step down provisions, the Insight Member has the right to nominate three board members (of which one is expected to remain vacant), CC Capital, on behalf of the Sponsor, has the right to nominate five board members (of which one is expected to remain vacant), a representative of Francisco Partners has the right to nominate one board member and, subject to obtaining Committee on Foreign Investment in the United States (“CFIUS”) Clearance, Temasek Anderson Shareholder has the right to nominate one board member. Two of the three IVP Directors, four of the five Sponsor Directors, the Francisco Partners Director, the Temasek Anderson Shareholder Director and the Chief Executive Officer of the Company, the CEO Director, comprise our Board. The directors nominated as Class I directors with terms ending at the Company’s 2022 annual meeting of stockholders include up to three Sponsor Directors. The directors nominated as Class II directors with terms ending at the Company’s 2023 annual meeting of stockholders include two IVP Directors and up to one Sponsor Director (currently with one Sponsor Director vacancy), and includes one Francisco Partners Director. The directors nominated as Class III directors with terms ending at the Company’s 2024 annual meeting of stockholders include up to one IVP Director (currently with one IVP Director vacancy), one Sponsor Director and the CEO Director, and include one Temasek Anderson Shareholder Director.

In addition, the Certificate of Incorporation provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock.

Notwithstanding the foregoing provisions of this section, each director will serve until her or his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board will shorten the term of any incumbent director.

Business Combinations

The Company has elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Certificate of Incorporation provides that we will not engage in any “business combinations” (as defined in the Certificate of Incorporation), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Certificate of Incorporation) for a three-year period after the time that such person became an interested stockholder unless:

•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Under the Certificate of Incorporation, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Certificate of Incorporation expressly excludes certain of our stockholders with whom we entered into the Investor Rights Agreement, certain of their respective transferees and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Certificate of Incorporation make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Certificate of Incorporation could have an anti-takeover effect with respect to certain transactions which the Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions could also discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

The Bylaws provide that at any meeting of the Board a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the Certificate of Incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

General Stockholder Meetings

The Certificate of Incorporation provides that special meetings of stockholders may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be February 2 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Stockholder Parties (as defined in the Bylaws) so long as the Investor Rights Agreement remains in effect. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Provisions

The Certificate of Incorporation and Bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least 66-2/3%, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority, in case of any other provisions, in voting power of all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the Certificate of Incorporation requires a greater percentage. The Certificate of Incorporation provides that Article X therein, including the provisions therein regarding competition and corporate opportunities, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 80% in voting power of all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class. The Certificate of Incorporation provides that Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and Article XIII therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:

•

the provision requiring a 66-2/3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority vote, in case of any other provisions, for stockholders to amend the Bylaws;

•	the provisions providing for a classified Board (the election and term of directors);
•	the provisions regarding filling vacancies on the Board and newly created directorships;
•	the provisions regarding resignation and removal of directors;
•	the provisions regarding calling special meetings of stockholders;
•	the provisions regarding stockholder action by written consent;
•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•	the provisions regarding the election not to be governed by Section 203 of the DGCL;
•	the provisions regarding the selection of forum (see Exclusive Forum); and
•	the amendment provision requiring that the above provisions be amended only with an 66-2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company.

These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Company’s management and board of directors.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce the Company’s interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company, (iii) is one in which the Company has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Stockholder Registration Rights

At the closing of the Business Combination, we entered into the Investor Rights Agreement, pursuant to which, among other things, the Sponsor, certain seller, the Insight Member and the independent directors of CCNB1 have specified rights to require us to register all or a portion of their shares under the Securities Act. The defined term Registrable Securities therein includes the shares of Class A Common Stock and warrants to purchase Class A Common Stock issued pursuant to the Domestication.

Listing

The Company’s Class A Common Stock and the Public Warrants are listed on NYSE under the symbol “ETWO” and “ETWO WT,” respectively.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our Class A Common Stock and Warrants (which, solely for purposes of this discussion shall include only the Private Placement Warrants and Forward Purchase Warrants), which we collectively refer to as our securities. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities that will hold our securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our securities and any consideration received by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;
•	broker-dealers;
•	governments or agencies or instrumentalities thereof;
•	regulated investment companies;
•	real estate investment trusts;
•	expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5% or more (by vote or value) of our shares;
•	persons required to accelerate the recognition of any item of gross income with respect to our Class A Common Stock as a result of such income being recognized on an applicable financial statement;
•	persons that acquired our Class A Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•	insurance companies;
•	dealers or traders subject to a mark-to-market method of accounting with respect to our Class A Common Stock;
•	persons holding our Class A Common Stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;
•	tax-exempt entities;
•	controlled foreign corporations; and
•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR CLASS A COMMON STOCK IS URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our Class A Common Stock or Warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class A Common Stock and will be treated as described under U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. Upon a sale or other taxable disposition of our Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Exercise of a Warrant. Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of Class A Common Stock upon exercise of a Warrant for cash. The U.S. holder’s tax basis in the share of our Class A Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in, or cost allocated to, the Warrant and the exercise price of such Warrant. It is unclear whether the U.S. holder’s holding period for the Class A Common Stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant (as discussed in the section of this prospectus entitled Description of Securities—Warrants—Redemption Procedures and Cashless Exercise.) are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Class A Common Stock received would equal the holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Class A Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered Warrants equal to the number of shares of Class A Common Stock having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Common Stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Class A Common Stock received would equal the sum of the fair market value of the Class A Common Stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants exercised. It is unclear whether a U.S. holder’s holding period for the Class A Common Stock would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Lapse of a Warrant. Upon a sale, exchange (other than by exercise) or redemption (other than a redemption for Class A Common Stock) of a Warrant, a U.S. holder will generally recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S.

holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of Warrants for Class A Common Stock described in the section of this prospectus entitled Description of Securities — Warrants — Public Shareholders’ and Forward Purchase Warrants — Redemption of Warrants for Class A Common Stock should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of Warrants for shares of Class A Common Stock. A U.S. holder’s aggregate tax basis in the shares of Class A Common Stock received in the redemption should equal the U.S. holder’s aggregate tax basis in the Warrants redeemed and the holding period for the shares of Class A Common Stock received in redemption of the Warrants should include the U.S. holder’s holding period for the surrendered Warrants.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus entitled Description of Securities—Warrants— Anti-dilution Adjustments. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A Common Stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A Common Stock or Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
•	a foreign corporation; or
•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Class A Common Stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Exercise of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. holder, as described under U.S. holders—Exercise of a Warrant above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences would be similar to those described below in Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.

Redemption of Warrants for Class A Common Stock. The U.S. federal income tax treatment for a Non-U.S. holder of a redemption of warrants for Class A Common Stock described in the section of this prospectus entitled Description of Securities — Warrants — Public Shareholders’ and Forward Purchase Warrants — Redemption of Warrants for Class A Common Stock will correspond to the U.S. federal income tax treatment for a U.S. holder of a redemption of Warrants for Class A common stock, as described above in U.S. Holders — Sale, Exchange, Redemption or Lapse of a Warrant.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants. Subject to the discussion of backup withholding and FATCA below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or an expiration or redemption of our Warrants unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, the gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, the gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the business combination is completed.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled Description of Securities—Warrants— Anti-dilution Adjustments. An adjustment which has the effect of preventing dilution generally is not taxable. Nevertheless, a Non-U.S. holder of the Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Any such constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of our Class A Common Stock and Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and other administrative guidance issued thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed Treasury regulations discussed below, the gross proceeds from a sale or other disposition of, stock in a U.S. corporation paid to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, or (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any direct or indirect “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying, and information regarding, such substantial United States owners, or otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the U.S. and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph.

U.S. Treasury Regulations proposed in December 2018 eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our securities, and may be relied upon by taxpayers until final regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

We are registering the issuance of 29,079,972, shares of Class A Common Stock issuable by us upon exercise of the Public Warrants, Private Placement Warrants and Forward Purchase Warrants.

We are also registering the offer and sale from time to time by the Selling Holders or their permitted transferees, of (a) up to 173,983,880 shares of our Class A Common Stock and (b) up to 15,280,000 Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the NYSE;
•

through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales entered into after the date of this prospectus;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Holder’s shares of Class A Common Stock, such Selling Holder may transfer shares of Class A Common Stock to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Holder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;
•	the names of the Selling Holders;
•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•	settlement of short sales entered into after the date of this prospectus;
•	the names of any participating agents, broker-dealers or underwriters; and
•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Holders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock are currently listed on the NYSE under the symbol “ETWO.”

The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, may have banking, lending or other relationships with us or perform services for us or the Selling Holders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Private Placement Warrants

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) are subject to restrictions on transfer, assignment and sale and, in certain circumstances, are subject to redemption. See Description of Securities — Private Placement Warrants.

LEGAL MATTERS

The validity of the issuance of the shares of Class A Common Stock and the Private Placement Warrants and Forward Purchase Warrants offered hereby will be passed upon for E2open Parent Holdings, Inc. by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements of E2open Parent Holdings, Inc. appearing in E2open Parent Holdings, Inc.’s Annual report (Form 10-K) for the year ended February 28, 2022, and the effectiveness of E2open Parent Holdings, Inc.’s internal control over financial reporting as of February 28, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The related financial statements of BluJay Topco Limited, which comprise the consolidated statements of profit or loss, comprehensive loss, financial position, changes in equity and cash flows for the years ended March 31, 2021 and March 31, 2020, incorporated by reference in this prospectus have been audited by Grant Thornton UK LLP, independent accountants, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report on the authority of such firm as experts in accounting and auditing.

The balance sheets of CCNB1 as of December 31, 2020 and February 3, 2021 and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from January 14, 2020 (inception) through December 31, 2020 and from January 1, 2021 through February 3, 2021 incorporated by reference in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee (1)	$260,542
Printing and engraving expenses	125,000
Legal fees and expenses	150,000
Accounting fees and expenses	175,000
Miscellaneous expenses	10,000
Total	$720,542

(1)	Previously paid

Item 15.  Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides for this limitation of liability.

Subsection (a) Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in our Bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We maintain and expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that we may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 16.  Exhibits

Exhibit No.	Description
2.1†

Business Combination Agreement, dated as of October 14, 2020, by and among CC Neuberger Principal Holdings I, E2open Holdings, LLC and the other parties thereto. (incorporated by reference to Exhibit 2.1 of CCNB1’s Form 8-K/A (File No. 001-39272), filed with the SEC on October 15, 2020).

2.2†

Amendment No. 1 to the Business Combination Agreement, dated January 28, 2021 (incorporated by reference to Exhibit 2.1 of CCNB1’s Form 8-K (File No. 001-39272), filed with the SEC on January 29, 2021).

Exhibit No.	Description
3.1

Certificate of Domestication of the CC Neuberger Principal Holdings I (incorporated by reference to Exhibit 3.1 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on February 10, 2021).

3.2

Certificate of Incorporation of the E2open Parent Holdings, Inc. (incorporated by reference to Exhibit 3.2 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on February 10, 2021).

3.3	Bylaws of E2open Parent Holdings, Inc. (incorporated by reference to Exhibit 3.3 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on February 10, 2021).
4.1	Form of Warrant Certificate of CC Neuberger Principal Holdings I (incorporated by reference to Exhibit 4.3 of CCBN1’s Form S-1/A (File No. 333-236974), filed with the SEC on April 17, 2020).
4.2

Warrant Agreement, dated April 28, 2020, between Continental Stock Transfer & Trust Company and CC Neuberger Principal Holdings I (incorporated by reference to Exhibit 4.1 of CCNB1’s Form 8-K (File No. 001-39272), filed with the SEC on April 28, 2020).

4.3	Description of the Registrant’s Securities (incorporated by reference to Exhibit 4.3 of the E2open Parent Holdings, Inc. Form 10-K (File No. 001-39272) filed with the SEC on April 29, 2022).
5.1	Opinion of Willkie Farr & Gallagher LLP (incorporated by reference to Exhibit 5.1 of E2open Parent Holdings, Inc.’s Form S-1 (File No. 333-253969), filed with the SEC on March 5, 2021).
10.1

Investor Rights Agreement, dated as of February 4, 2021, by and among E2open Parent Holdings, Inc., the Equity holders, CC Neuberger Principal Holdings I Sponsor LLC, CC NB Sponsor 1 Holdings LLC, Neuberger Berman Opportunistic Capital Solutions Master Fund LP, Eva F. Huston and Keith W. Abell (incorporated by reference to Exhibit 10.3 of E2open Parent Holdings, Inc.’s Form 8-K (File No. 001-39272), filed with the SEC on February 10, 2021).

10.2

Form of Forward Purchase Agreement between CC Neuberger Principal Holdings I and the investor named therein (incorporated by reference to Exhibit 10.9 of CCNB1’s Form S-1 (File No. 333-236974), filed with the SEC on April 21, 2020).

10.3

Letter Agreement re: Forward Purchase by and between CC Neuberger Principal Holdings I and Neuberger Berman Opportunistic Capital Solutions Master Fund L.P., dated as of October 14, 2020 (incorporated by reference to Exhibit 10.2 of CCNB1’s Form 8-K/A (File No. 001-39272), filed with the SEC on October 15, 2020).

10.4

Backstop Facility Agreement by and between CC Neuberger Principal Holdings I and Neuberger Berman Opportunistic Capital Solutions Master Fund L.P., dated as of October 14, 2020 (incorporated by reference to Exhibit 10.3 of CCNB1’s Form 8-K/A (File No. 001-39272), filed with the SEC on October 15, 2020).

10.5

Sponsor Side Letter by and among Sponsor, Eva F. Huston, Keith W. Abell, CC NB Sponsor I Holdings LLC, a Delaware limited liability company, Neuberger Berman Opportunistic Capital Solutions Master Fund LP, a Cayman Islands exempted company and CC Neuberger Principal Holdings I (incorporated by reference to Exhibit 10.4 of CCNB1’s Form 8-K/A (File No. 001-39272), filed with the SEC on October 15, 2020).

23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of WithumSmith+Brown, PC.
23.3*	Consent of Grant Thornton UK LLP.
23.4	Consent of Willkie Farr & Gallagher LLP (included as part of Exhibit 5.1).
107*	Filing Fee Table

*	Filed herewith
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request

Item 17.  Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on June 17, 2022.

E2open Parent Holdings, Inc.

/s/ Michael A. Farlekas
June 17, 2022	Name:	Michael A. Farlekas
	Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and as of the date indicated.

Signature	Capacity	Date
/s/Michael A. Farlekas	Chief Executive Officer and Director	June 17, 2022
Michael A. Farlekas	(Principal Executive Officer)

/s/Marje Armstrong	Chief Financial Officer	June 17, 2022
Marje Armstrong	(Principal Financial Officer)

/s/Deepa L. Kurian	Chief Accounting Officer	June 17, 2022
Deepa L. Kurian	(Principal Accounting Officer)

/s/Chinh E. Chu	Chairman of the Board of Directors	June 17, 2022
Chinh E. Chu

/s/Keith W. Abell	Director	June 17, 2022
Keith W. Abell

/s/Dr. Stephen C. Daffron	Director	June 17, 2022
Dr. Stephen C. Daffron

/s/Martin Fichtner	Director	June 17, 2022
Martin Fichtner

/s/Eva F. Harris	Director	June 17, 2022
Eva F. Harris

/s/Ryan M. Hinkle	Director	June 17, 2022
Ryan M. Hinkle

/s/Timothy I Maudlin	Director	June 17, 2022
Timothy I. Maudlin

/s/Deep Shah	Director	June 17, 2022
Deep Shah